Exhibit 23.5

New York Office Suite 830, 7 Penn Plaza, New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Xiaobai Maimai Inc. (formerly known as Hexindai Inc.) on Form F-3 Amendment No.1 of our report dated July 27, 2018, with respect to our audit of the consolidated financial statements for the year ended March 31, 2018 appearing in the Annual Report on Form 20-F of Xiaobai Maimai Inc. for the year ended March 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

February 23, 2021